Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

NEW YORK, 7 November 2016 - Sotheby’s (NYSE: BID) today reported its financial results for the third quarter and nine months ended 30 September 2016.

For the three months ended 30 September 2016, Sotheby’s reported a net loss of ($54.5) million and diluted loss per share of ($0.99) which compares to ($17.9) million and ($0.26), respectively, a year ago. Excluding certain acquisition related and other charges, Adjusted Net Loss* for the third quarter of 2016 is ($43.1) million and Adjusted Diluted Loss Per Share* is ($0.78), as compared to ($17.9) million and ($0.26) per share in the third quarter of 2015.

“As we communicated previously, the third quarter results were not expected to be good,” said Tad Smith, President and Chief Executive Officer of Sotheby’s. “Underneath our seasonally low level of sales, there were encouraging but tentative indicators that the market could be looking for a rallying point. At the same time, we are thrilled with the continued results of our internal initiatives.”

The comparison to the 2015 third quarter net loss is significantly influenced by three factors.

First, Net Auction Sales and Auction Commission Revenue were adversely impacted by a change in the timing of the summer Contemporary Art sales in London which were held in the second quarter of 2016 after occurring in the third quarter in 2015. This shift in timing accounted for $197 million, or 93%, of the $211 million decline in Net Auction Sales from quarter to quarter.

Exhibit 99.1

Secondly, the Company reported a $15 million swing in Inventory activities, driven by $9 million in net gains, largely from the sale of a single painting in the year ago period, and $6 million in net losses from sales in inventory and other inventory write downs in the current period.

Partially offsetting these factors in the quarter was an improvement in the Company’s Auction Commission Margin and a lower level of share-based compensation expense, continuing trends seen throughout the year. The Company also reported a lower effective tax rate and a significantly lower number of shares outstanding, both of which will benefit the year, but are negative factors for a quarter in which a loss is reported.

Finally, the Company recorded a $17.2 million pre-tax charge in the quarter related to the previously announced earn-out arrangements associated with the acquisition of Art Agency, Partners. These charges are required to be reflected in the financial statements as Salaries and Related Costs, but because they are part of the consideration paid for the acquisition, the Company is excluding them when reporting Adjusted Net Loss* and Adjusted Diluted Loss Per Share*. The timing of this non-cash expense recognition has no bearing on the timing of cash payments due under the earn-out which are limited to no more than $8.75 million per year over a four year period.

“Since integrating AAP into our existing business, we have seen marked improvements ranging from competitive successes and enhanced auction commission margins to improved focus on private sales and the creation of a formidable advisory business which has brought in incremental revenues each quarter. Based on the trajectory of the principals’ progress against certain targets, we need to take the accounting charge now, although the payouts will still be made over the next four years as planned,” said Mike Goss, Sotheby’s Chief Financial Officer.

For the nine months ended 30 September 2016, Sotheby’s reported net income of $8.6 million and diluted earnings per share of $0.14, which compares to $54.9 million and $0.79, respectively, in the

Exhibit 99.1

prior year period. The lower level of net income is principally due to a decrease of $764.5 million, or 26%, in Net Auction Sales associated with the recent decline in the global art market. Also unfavorably influencing the comparison of year-to-date results to the prior year is $21.6 million in compensation expense related to the aforementioned AAP earn-out expense as well as unfavorable experience with inventory activities. These factors are somewhat mitigated by an increase in Auction Commission Margin from 15.3% to 16.5%, a reduced level of incentive and share-based compensation expense, a lower effective income tax rate, and diluted earnings per share benefited from a lower number of shares outstanding due to share repurchases made over the last twelve months.

Adjusted Net Income* for the nine months ended 30 September 2016 is $25.9 million and Adjusted Diluted Earnings Per Share* is $0.43 which compares to $62.5 million and $0.90, respectively, in the prior period. Adjustments between GAAP and non-GAAP measures are largely the result of $13.2 million of after- tax acquisition earn-out compensation expense and $4.5 million of after-tax contractual severance agreement charges in the current period, as well as $5.8 million of after-tax leadership transition severance costs in the prior period.

"Given the seasonality of our business, we encourage investors to look at our results on a rolling six month basis," added Mr. Goss. "To make this analysis easier for our investors, we will be posting our six month data to our investor relations website."

Non-GAAP Financial Measures
*Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings Per Share are non-GAAP financial measures. See Appendix B for a description of these non-GAAP financial measures and reconciliations to the most comparable GAAP amounts.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which Sotheby’s believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and

Exhibit 99.1

financial markets, political conditions in various countries, competition with other auction houses and art dealers, the amount and quality of property available for consignment and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call as well, as an accompanying presentation detailing our rolling six month results, can be found here: http://investor.shareholder.com/bid/events.cfm.

Sotheby’s will host a conference call at 9:00 AM EST on 7 November 2016, to discuss its third quarter 2016 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 86401298. The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Contemporary Art department, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenues:
Agency commissions and fees	$51,285	$69,222	$406,114	$507,481
Inventory sales	24,359	53,226	36,434	73,214
Finance	11,138	12,933	40,643	37,590
Other	4,710	2,611	13,497	7,388
Total revenues	91,492	137,992	496,688	625,673
Expenses:
Agency direct costs	5,142	8,156	45,924	52,725
Cost of inventory sales	29,616	43,678	47,735	72,380
Cost of finance revenues	4,433	4,282	12,980	11,544
Marketing	4,099	3,767	13,520	12,575
Salaries and related	70,471	56,897	213,869	228,009
General and administrative	39,355	38,124	115,940	117,584
Depreciation and amortization	5,426	4,881	16,214	14,444
Voluntary separation incentive programs (net)	(176)	—	(714)	—
CEO separation and transition costs	—	—	—	4,232
Restructuring charges (net)	—	(86)	—	(975)
Total expenses	158,366	159,699	465,468	512,518
Operating income	(66,874)	(21,707)	31,220	113,155
Interest income	295	479	966	1,238
Interest expense	(7,549)	(7,438)	(22,733)	(25,173)
Other income (expense)	633	(2,116)	1,054	(3,830)
(Loss) Income before taxes	(73,495)	(30,782)	10,507	85,390
Income tax (benefit) expense	(17,775)	(10,078)	3,794	36,635
Equity in earnings of investees	1,220	2,827	1,807	5,953
Net (loss) income	(54,500)	(17,877)	8,520	54,708
Less: Net (loss) income attributable to noncontrolling interest	(30)	17	(90)	(172)
Net (loss) income attributable to Sotheby's	$(54,470)	$(17,894)	$8,610	$54,880
Basic (loss) earnings per share - Sotheby’s common shareholders	$(0.99)	$(0.26)	$0.15	$0.79
Diluted (loss) earnings per share - Sotheby's common shareholders	$(0.99)	$(0.26)	$0.14	$0.79
Weighted average basic shares outstanding	55,013	67,946	58,379	68,789
Weighted average diluted shares outstanding	55,013	67,946	58,975	69,358
Cash dividends declared per common share	$—	$0.10	$—	$0.30

Appendix B

NON-GAAP FINANCIAL MEASURES
GAAP refers to generally accepted accounting principles in the United States of America. Included in this earnings release are financial measures presented in accordance with GAAP and also on a non-GAAP basis. The non-GAAP financial measures presented in this earnings release are:

(i)	Adjusted Net (Loss) Income
(ii)	Adjusted Diluted (Loss) Earnings Per Share
Management cautions users of Sotheby's financial statements that amounts presented in accordance with its definitions of these non-GAAP financial measures as provided below may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner. Sotheby's defines the non-GAAP financial measures presented in this earnings release as follows:

(i)
Adjusted Net (Loss) Income is defined as net (loss) income attributable to Sotheby's, excluding the after-tax impact of earn-out compensation expense related to the acquisition of AAP, charges related to certain contractual severance agreements (net, recorded within salaries and related costs), leadership transition severance costs (recorded within salaries and related costs), charges related to Sotheby's voluntary separation incentive programs (net), CEO separation and transition costs, and restructuring charges (net).

(ii)
Adjusted Diluted (Loss) Earnings Per Share is defined as diluted (loss) earnings per share excluding the after-tax per share impact of earn-out compensation expense related to the acquisition of AAP, charges related to certain contractual severance agreements (net, recorded within salaries and related costs), leadership transition severance costs (recorded within salaries and related costs), charges related to Sotheby's voluntary separation incentive programs (net), CEO separation and transition costs, and restructuring charges (net).

Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings Per Share are important supplemental measures used by the Board of Directors and management in their financial and operational decision making processes, for internal reporting, and as part of Sotheby's forecasting and budgeting processes, as they provide helpful measures of Sotheby's core operations. These measures allow the Board of Directors and management to view operating trends, perform analytical comparisons, and benchmark performance between periods. Management also believes that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of Sotheby's.
The following is a reconciliation of net (loss) income attributable to Sotheby's to Adjusted Net (Loss) Income for the three and nine months ended September 30, 2016 and 2015 (in thousands of dollars):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net (loss) income attributable to Sotheby's	$(54,470)	$(17,894)	$8,610	$54,880
Add: Acquisition earn-out compensation expense, net of tax of ($6,701), $0, ($8,402), and $0	10,525	—	13,198	—
Add: Contractual severance agreement charges (net), net of tax of ($632), $0, ($2,852), and $0	992	—	4,502	—
Add: Leadership transition severance costs, net of tax of $0, $0, $0, and ($3,743)	—	—	—	5,758
Add: Voluntary separation incentive programs charges (net), net of tax of $65, $0, $264, and $0	(111)	—	(450)	—
Add: CEO separation and transition costs, net of tax of $0, $0, $0, and ($1,668)	—	—	—	2,564
Add: Restructuring charges (net), net of tax of $0, $37, $0, and $314	—	(49)	—	(661)
Adjusted Net (Loss) Income	$(43,064)	$(17,943)	$25,860	$62,541
Variance versus prior period - $	$(25,121)		$(36,681)
Variance versus prior period - %	*		(59%)

Legend:
*	Represents a variance in excess of 100%.
The income tax effect of each line item in the reconciliation of Net Loss Attributable to Sotheby's to Adjusted Net Loss is computed using the relevant jurisdictional tax rates for each item.

Appendix B

The following is a reconciliation of diluted (loss) earnings per share to Adjusted Diluted (Loss) Earnings Per Share for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Diluted (loss) earnings per share	$(0.99)	$(0.26)	$0.14	$0.79
Add: Acquisition earn-out compensation expense, per share	0.19	—	0.22	—
Add: Contractual severance agreement charges (net), per share	0.02	—	0.08	—
Add: Leadership transition severance costs, per share	—	—	—	0.08
Add: Voluntary separation incentive program charges (net), per share	—	—	(0.01)	—
Add: CEO separation and transition costs, per share	—	—	—	0.04
Add: Restructuring charges (net), per share	—	—	—	(0.01)
Adjusted Diluted (Loss) Earnings Per Share	$(0.78)	$(0.26)	$0.43	$0.90
Variance versus prior period - $	$(0.52)		$(0.47)
Variance versus prior period - %	*		(52%)

Legend:
*	Represents a variance in excess of 100%.